OffGridBox

OffGridBox is an energy and water company that brings reliable and rugged products fit for any environment, pushing the frontiers with its deployments across 4 different continents, enabling people to adapt to the changing world to ensure a future of resilience.



Invest

$99 minimum investment

DEADLINE: April 27, 2024

in a month

SHARE PRICE
$1

TOTAL RAISED
$13,725

VALUATION
$11,477,740

4(a)(6) offering provided by Netcapital Funding Portal Inc.

Pitch Updates Discussion

INTRODUCTION

Founded in 2016 and having taken part in Techstars Boston in 2017, OffGridBox manufactures and installs (containerised) solar power and clean water modules that allow our customers to be resilient in the light of climate change.

Our clients range from International Organisations, NGOs and governments who want to provide access to clean water and renewable energy, to individuals who want to be off the grid and prepared.


OFF GRID BOX

SUCCESS TO DATE

- With a lean, experienced 4 person team, we have managed to generate $2 million worth of revenues in the past 5 years.
- Deployments in numerous countries on multiple continents so far, and growing.
- **2017:** Techstars Boston, first pilot in Rwanda for clean water and power, generated $600,000 from business angels and revenue share agreements, winner MassChallenge Diamond Award.
- **2018:** Grants/loans from Good Energies Foundation and Doen Foundation worth $500,000; Winner Not Impossible Ignition Award, OffGridBoxes to Puerto Rico after Hurricane Maria.
- **2019:** $500,000 grant from EEP Africa; 12 Box project with UNDP Tanzania for clean water and power worth over $400,000; set up a regional office in Kigali; OffGridBoxes to Madagascar, DRC, UK.
- **2020:** Winner Engie Call for Urban Power and Clean Water Solutions, OffGridBoxes to the United States, Somalia and Congo-Brazzaville.
- **2021:** Winner Power Africa call for electrifying health care with project for 6 health centers in Rwanda ($250,000); Winner Smart Communities Coalition Innovation Fund Call with project for Nakivale refugee camp in Uganda; first projects with reverse osmosis water treatment.
- **2022:** Water Finalist for the Zayed Sustainability Prize in Abu Dhabi, Winner of the Climate Justice Challenge of the World Economic Forum; introduction of our new product the OffGridBox MINI. Sales to France and Dominican Republic.
- **2023:** Introduction of OffGridBox modular systems FLEX and CHIARA. Scaling up sales in Italy with a vision to expand to other markets in Europe and the US.

PROBLEM

- Water and energy are the fundamentals of life, yet over 2 billion people do not have access to clean water and 800 million people do not have access to clean energy.
- Climate change is making this problem worse, leading to droughts, floodings, deforestation and volatile weather patterns.
- People across the globe are looking for ways to be more resilient and prepared, when it comes to energy and water security. If a natural disaster strikes, they want to be ready.

SOLUTION

Affordable Clean Water and Renewable Energy in Remote Areas

OffGridBox manufactures mobile and modular (containerised) solutions which include solar panels and/or water purification or desalination systems. We cater to households or small buildings like clinics or schools. Our products include a power module called FLEX, a clean water module called CHIARA, an integrated, containerised unit called PIONEER, and a small integrated unit called MINI.



OffGridBox PIONEER

A 6-foot shipping container that produces electricity and purifies water.


MINI

OffGridBox MINI

All-encompassing, fast, and resilient solution for disaster preparedness.



OffGridBox FLEX

A ready-to-install 2 kVA power module with 4 solar panels and lithium battery storage.



OffGridBox CHIARA

Our turnkey water module is a 3-stage water purification system using ultrafiltration.

Our technology helps to solve two problems: access to clean water and access to power. It functions in off the grid settings, or can act as a backup solution in case of disaster or unreliable grids.

Off-grid living through do-it-yourself installation of the OffGridBox FLEX power module.



BUSINESS MODEL

OffGridBox has different revenue streams: we sell our ready-to-install technology directly to the end user (b2c), we sell to big development organizations that want to use OffGridBox products for their programs in developing countries (b2b) and we are setting up local assembly contacts to expand into new markets. In addition, revenues are being generated from consultancy, after sales service and the selling of spare parts.


Business Model
E-Commerce
Marketing, Technical, and After-Sales Support
Assembly
Quality Control
Product Delivery and Warranty
Aggregation of Components
OFFGRIDBOX
Kits
COUNTRY ASSEMBLY PARTNERS
Storefront
RETAIL PARTNERS
Product
CUSTOMERS
Components, Licensing
Training
Assembly
Distributor Margin
Certification
Installation
Toolbox, In-Person Training
REGIONAL TECHNICIANS


FGRIDBOX
Food Security and Sustainability in Fragile Situations
FSSFS Project

MARKET

> ***"The global renewable energy market was valued at $881.7billion in 2020, and is projected to reach $1,977.6 billion by 2030, growing at a CAGR of 8.4% from 2021 to 2030."***
>
> Allied Market Research

According to IRENA, $500 billion is being invested in renewable energy globally, with 500 million going to off-grid solutions. Sustainable Energy for All (SEforALL), an international organization that works in partnership with the United Nations and others, writes that $32 billion per year is available for programs related to access to energy. Furthermore, the United Nations state that $6 billion per year is being spent on programs to improve access to water and sanitation, out of a total of $282 billion spent on water and waste water treatment. Our modular and integrated systems are a perfect fit for all these markets.


The Opportunity
$382B
Global Renewable Energy Commitments
$32B
Energy Access Disbursements
$282B
Water treatment
$6B
WASH
SE4All, 2021
UN Water, 2019

PRESS

- **Fortune**
  Meet the Ecopreneur: Jodie Wu of OffGridBox
- **Business Insider**
  This box can deliver electricity and drinking water anywhere
- **TechCrunch**
  OffGridBox raises $1.6M to charge and hydrate rural Africa with its all-in-one installations
- **Bostinno**
  OffGrid Box's Pods Purify Seawater, Provide Wi-Fi and Power Hospitals
- **Bloomberg**
  Getting Power to the Last Billion, One Box at a Time: Q&A
- **Venture Fizz**
  OffGridBox – Boston Startup Providing Renewable Energy and Clean Water to Developing Countries


OFF GRID BOX
OffGridBox

TEAM



Jodie Wu
CEO

12 years of last mile distribution experience in the field of renewable energy in East Africa. She sold her first company before joining OffGridBox. Jodie takes care of project development and implementation, and overall coordination.
LinkedIn



Emiliano Cecchini
CTO/President

22 years international experience in sustainable utility solutions, both for western markets and for the Global South. Emiliano started 4 companies. He is in charge of product design and manufacturing.
LinkedIn





Davide Bonsignore
COO

12 years experience designing & deploying renewable energy projects in 4 different continents. On the board of 2 renewable energy companies. Davide is in charge of procurement, logistics and finance.
LinkedIn

Bas Berends
Chief Partnership Officer

24 years in diplomacy & sustainable development. Helped to raise USD 2 million for OffGridBox. In charge of business development & partnerships.
LinkedIn




Built for Disaster Relief
Renewable Energy
Water Purification
WiFi Connectivity

USE OF PROCEEDS

If the offering's maximum amount of $1,200,000 is raised:

Use	Value	% of Proceeds
R&D	$300,000	25.0%
Sales & Marketing	$480,000	40.0%
Operations and Logistics	$133,200	11.1%
General Administrative	$228,000	19.0%
Intermediary fees	$58,800	4.9%

TERMS

This is an offering of Common Stock, under registration exemption 4(a)(6), in OffGridBox, Inc.. This offering must raise at least $10,000 by April 27, 2024 at 12:59am ET. If this offering doesn't reach its *target*, then your money will be refunded. OffGridBox may issue additional securities to raise up to $1,200,000, the offering's *maximum*.

If the offering is successful at raising the maximum amount, then the company's implied valuation after the offering (sometimes called its *post-money valuation*) will be:

12,677,740 shares
× $1 per share

$12,677,740 implied valuation

FINANCIALS

These financial statements have been reviewed by an independent Certified Public Accountant.

CPA review letter

SEC FILINGS

The Offering Statement is a formal description of the company and this transaction. It's filed with the SEC to comply with the requirements of exemption 4(a)(6) of the Securities Act of 1933.

Latest Offering Statement

We're also required to share links to each of the SEC filings related to this offering with investors.

> Form C on January 17, 2024

UNDERSTAND THE RISKS

Be sure to understand the risks of this type of investment. No regulatory body (not the SEC, not any state regulator) has passed upon the merits of or given its approval to the securities, the terms of the offering, or the accuracy or completeness of any offering materials or information posted herein. That's typical for Regulation CF offerings like this one.

Neither Netcapital nor any of its directors, officers, employees, representatives, affiliates, or agents shall have any liability whatsoever arising from any error or incompleteness of fact or opinion in, or lack of care in the preparation or publication of, the materials and communication herein or the terms or valuation of any securities offering.

The information contained herein includes forward-looking statements. These statements relate to future events or to future financial performance, and involve known and unknown risks, uncertainties, and other factors, that may cause actual results to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties, and other factors, which are, in some cases, beyond the company's control and which could, and likely will, materially affect actual results, levels of activity, performance, or achievements. Any forward-looking statement reflects the current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to operations, results of operations, growth strategy, and liquidity. No obligation exists to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

MORE INFO

- Website
- LinkedIn
- Twitter
- Facebook

UPDATES

Mar 13, 2024	OffGridBox has been selected as one of the...
Mar 8, 2024	How are you supporting International Women's...
Jan 17, 2024	Primary offering of 1,200,000 shares at $1
Jan 17, 2024	Filed Form C

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